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PROXY VOTING CARD - FRONT AND BACK




                                          Enterprises Solutions, Inc.




                                          Enterprises Solutions, Inc.
                                          140 Wood Road, Suite 200
                                          Braintree, MA 02184

proxy


This proxy is solicited on behalf of the Board of Directors.


The undersigned shareholder of Enterprises Solutions, Inc., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated _______, 2001, and hereby appoints John A. Solomon and Alfred T. Saker, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of voting stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.


Please mark, sign, date and return this proxy promptly using the enclosed envelope.




                                            See reverse for voting instructions.

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 1. To approve the sale by Enterprises Solutions, Inc.
of substantially all of its assets to Delta Mutual, Inc.
in accordance with the following resolution adopted by the board of directors of the Company: "RESOLVED, that Enterprises Solutions, Inc. sell substantially all of its assets to Delta Mutual, Inc., as provided in the Agreement of Sale approved by the board and attached as Appendix B to the proxy statement-prospectus dated as of _________, 2001.


For               Against           Abstain

2. To approve the dissolution of Enterprises in accordance with the following resolution adopted by the board of directors of the Company: "RESOLVED, that Enterprises Solutions, Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the board of directors and attached as Appendix A to the proxy statement-prospectus dated as of _________, 2001.

For               Against           Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.


 Address Change?   Mark Box                               Date:
 Indicate changes below:
 Signature(s) in Box



(If there are co-owners, both must sign.)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.